BUSINESS INCUBATION SERVICES AGREEMENT

THIS AGREEMENT dated for reference the 1st day of Aug, 2023.

AMONG:

INCUBARA CAPITAL CORP., a company incorporated under the laws of British Columbia having its registered and records offices at 6th Floor, 905 West Pender Street, Vancouver, BC, V6C 1 L6

("lncubara")

OF THE FIRST PART

AND:

iComply Investor Services Inc, a company incorporated under the laws of the B.C Canada, having its registered office at 210-128 West Hastings St, Vancouver, BC V6B 1 GS

(the "Client")

OF THE SECOND PART

WHEREAS:

A.lncubara is in the business of identifying entrepreneurs, developers, and corporations with leading edge technology, particularly virtual reality ("VR") and Metaverse technologies and content producers.

B.The Client has a unique technology for securely identifying and authenticating users and transactions to fulfill KYC and AML requirements set by FinCEN in the USA and FinTRAC in Canada (the "Technology"); and

C.The Client has requested that lncubara provide funding and incubator services to the Client as described in this Agreement.

NOW THEREFORE in consideration of the foregoing and of the mutual covenants hereinafter provided in this Agreement the parties have agreed and do hereby agree as follows:

1.lncubara has provided funding in the amount of $200,000 CAD to the Client to acquire 133,333 common shares representing 1.85% of the 7,194,199 issued and outstanding common shares of the Client.

2.During the currency of this Agreement, the Client shall pay lncubara a management fee of $500 CAD per month payable on the close of the company's series A financing, in consideration of lncubara providing the services described in paragraph 3 of this Agreement.

3.lncubara will provide the following services to the Client:

a.Business, capital structuring, M&A advice;

b.introductions to lncubara's network of service providers in North America - legal, accounting, CFO/Controller, transfer agent, investment dealers and VC's.

c.advice on financial and fundraising matters.

d.introductions to potential clients and partners

e.introduction to lncubara's technology service providers; and

f.introduction to lncubara marketing advisors.

4.During the currency of this Agreement the Client shall notify lncubara of any amalgamation, merger or business combination or similar transaction by written notification to lncubara.

5.This Agreement may be terminated at any time by lncubara and on 60 days' notice by the Client (the "Termination"). In the event the Client shall terminate the Agreement any amounts due to lncubara under this Agreement prior to the date of termination shall be paid to lncubara together with the Notice of Termination.

6.Any notice required or permitted by this Agreement shall be in writing, sent by registered or certified mail, return receipt requested, or by overnight courier, addressed to lncubara at its then principal office, or to the Client at the address set forth in the preamble, as the case may be, or to such other address or addresses as any party hereto may from time to time specify in writing for the purpose in a notice given to the other parties in compliance with this Section 10.

7.Notices shall be deemed given when delivered.

8.This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and each party hereto adjourns to the jurisdiction of the courts of the Province of British Columbia.

9.This Agreement contains the entire agreement of the parties relating to the subject matter hereof.

10.No modification or amendment of this Agreement shall be valid unless in writing and signed by or on behalf of the parties hereto.

11.A waiver of the breach of any term or condition of this Agreement shall not be deemed to constitute a waiver of any subsequent breach of the same or any other term or condition.

12.This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations. If any provision of this Agreement, or the application thereof to any person or circumstance, shall, for any reason and to any extent, be held invalid or unenforceable, such invalidity and unenforceability shall not affect the remaining provisions hereof and the application of such provisions to other persons or circumstances, all of which shall be enforced to the greatest extent permitted by law.

13.This Agreement may be signed in counterparts, each of which so signed shall be deemed to be an original, and such counterparts together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the date first written above.

INCUBARA CAPITAL CORP.

Per:	“Geoff Watson”
Authorized Signatory

iComply Investor Services Inc.

Per:	“Matthew Unger”
Authorized Signatory